Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 21, 2023, with respect to the combined consolidated financial statements of Unifund Holdings, LLC and subsidiaries and entities under common control (collectively, the “Company” or “Unifund Group of Companies”) contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

October 4, 2023